Exhibit 99.1

News Release

FIRST FINANCIAL CORPORATION

One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation Reports First Quarter Results

Terre Haute, Indiana, April 22, 2025 – First Financial Corporation (NASDAQ:THFF) today announced results for the first quarter of 2025.

●	Net income was $18.4 million compared to $10.9 million reported for the same period of 2024;
●	Diluted net income per common share of $1.55 compared to $0.93 for the same period of 2024;
●	Return on average assets was 1.34% compared to 0.91% for the three months ended March 31, 2024;
●	Credit loss provision was $2.0 million compared to provision of $1.8 million for the first quarter 2024; and
●	Pre-tax, pre-provision net income was $25.7 million compared to $14.9 million for the same period in 2024.[1]

1 Non-GAAP financial measure that Management believes is useful for investors and management to understand pre-tax profitability before giving effect to credit loss expense and to provide additional perspective on the Corporation’s performance over time as well as comparison to the Corporation’s peers and evaluating the financial results of the Corporation – please refer to the Non GAAP reconciliations contained in this release.

Average Total Loans

Average total loans for the first quarter of 2025 were $3.84 billion versus $3.18 billion for the comparable period in 2024, an increase of $662 million or 20.80%. On a linked quarter basis, average loans increased $51 million or 1.35% from $3.79 billion as of December 31, 2024. Increases in average loans year-over-year were a combination of the acquisition of SimplyBank on July 1, 2024, and organic growth.

Total Loans Outstanding

Total loans outstanding as of March 31, 2025, were $3.85 billion compared to $3.19 billion as of March 31, 2024, an increase of $662 million or 20.74%. On a linked quarter basis, total loans increased $16.9 million or 0.44% from $3.84 billion as of December 31, 2024. The year-over-year increase was impacted by the $467 million in loans acquired in the SimplyBank acquisition in July 2024. Organic growth was primarily driven by increases in Commercial Construction and Development, Commercial Real Estate, and Consumer Auto loans.

Norman D. Lowery, President and Chief Executive Officer, commented “We have had six consecutive quarters of loan growth and have had another record quarter of net interest income. Our net interest margin has also continued to expand. We believe we are well positioned with our strong balance sheet, stable credit quality, and strong capital levels for continued growth.”

Average Total Deposits

Average total deposits for the quarter ended March 31, 2025, were $4.65 billion versus $4.05 billion as of March 31, 2024, an increase of $605 million, or 14.95%. Increases in average deposits year-over-year were mostly a result of the acquisition of SimplyBank.

Total Deposits

Total deposits were $4.64 billion as of March 31, 2025, compared to $4.11 billion as of March 31, 2024. $622 million in deposits were acquired in the SimplyBank acquisition in July 2024. Non-interest bearing deposits were $856 million, and time deposits were $726 million as of March 31, 2025, compared to $738 million and $581 million, respectively for the same period of 2024.

Shareholders’ Equity

Shareholders’ equity at March 31, 2025, was $571.9 million compared to $520.8 million on March 31, 2024. During the last twelve months, the Corporation has not repurchased any shares of its common stock. 518,860 shares remain available for repurchase under the current repurchase authorization. The Corporation paid a $0.51 per share quarterly dividend in January and declared a $0.51 quarterly dividend, which was paid on April 15, 2025.

Book Value Per Share

Book Value per share was $48.26 as of March 31, 2025, compared to $44.08 as of March 31, 2024, an increase of $4.18 per share, or 9.49%. Tangible Book Value per share was $38.13 as of March 31, 2025, compared to $36.26 as of March 31, 2024, an increase of $1.87 per share or 5.16%.

Tangible Common Equity to Tangible Asset Ratio

The Corporation’s tangible common equity to tangible asset ratio was 8.32% at March 31, 2025, compared to 9.00% at March 31, 2024.

Net Interest Income

Net interest income for the first quarter of 2025 was a record $52.0 million, compared to $38.9 million reported for the same period of 2024, an increase of $13.1 million, or 33.5%. Interest income increased $13.6 million and interest expense increased $574 thousand year over year.

Net Interest Margin

The net interest margin for the quarter ended March 31, 2025, was 4.11% compared to the 3.53% reported at March 31, 2024.

Nonperforming Loans

Nonperforming loans as of March 31, 2025, were $10.2 million versus $24.3 million as of March 31, 2024. The ratio of nonperforming loans to total loans and leases was 0.26% as of March 31, 2025, versus 0.76% as of March 31, 2024. On a linked quarter basis, nonperforming loans were $13.3 million, and the ratio of nonperforming loans to total loans and leases was 0.35% as of December 31, 2024.

Credit Loss Provision

The provision for credit losses for the three months ended March 31, 2025, was $2.0 million, compared to $1.8 million for the same period 2024.

Net Charge-Offs

In the first quarter of 2025 net charge-offs were $1.8 million compared to $1.5 million in the same period of 2024.

Allowance for Credit Losses

The Corporation’s allowance for credit losses as of March 31, 2025, was $46.8 million compared to $40.0 million as of March 31, 2024. The allowance for credit losses as a percent of total loans was 1.22% as of March 31, 2025, compared to 1.25% as of March 31, 2024. On a linked quarter basis, the allowance for credit losses as a percent of total loans was unchanged from December 31, 2024.

Non-Interest Income

Non-interest income for the three months ended March 31, 2025 and 2024 was $10.5 million and $9.4 million, respectively.

Non-Interest Expense

Non-interest expense for the three months ended March 31, 2025, was $36.8 million compared to $33.4 million in 2023.

Efficiency Ratio

The Corporation’s efficiency ratio was 57.54% for the quarter ending March 31, 2025, versus 67.21% for the same period in 2024.

Income Taxes

Income tax expense for the three months ended March 31, 2025, was $5.4 million versus $2.2 million for the same period in 2024. The effective tax rate for 2025 was 22.59% compared to 16.79% for 2024.

About First Financial Corporation

First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A., which is the fifth oldest national bank in the United States, operating 83 banking centers in Illinois, Indiana, Kentucky, Tennessee, and Georgia. Additional information is available at www.first-online.bank.

Investor Contact:

Rodger A. McHargue

Chief Financial Officer

P: 812-238-6334

E: rmchargue@first-online.com

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
END OF PERIOD BALANCES
Assets	$5,549,094	$5,560,348	$4,852,615
Deposits	$4,640,003	$4,718,914	$4,105,103
Loans, including net deferred loan costs	$3,854,020	$3,837,141	$3,191,983
Allowance for Credit Losses	$46,835	$46,732	$40,045
Total Equity	$571,945	$549,041	$520,766
Tangible Common Equity (a)	$451,874	$427,470	$428,430

AVERAGE BALANCES
Total Assets	$5,508,767	$5,516,036	$4,804,364
Earning Assets	$5,194,478	$5,196,352	$4,566,461
Investments	$1,266,300	$1,311,415	$1,308,322
Loans	$3,841,752	$3,790,515	$3,180,147
Total Deposits	$4,650,883	$4,757,438	$4,045,838
Interest-Bearing Deposits	$3,837,679	$3,925,740	$3,326,090
Interest-Bearing Liabilities	$261,174	$134,553	$221,425
Total Equity	$564,742	$556,330	$522,720

INCOME STATEMENT DATA
Net Interest Income	$51,975	$49,602	$38,920
Net Interest Income Fully Tax Equivalent (b)	$53,373	$50,985	$40,297
Provision for Credit Losses	$1,950	$2,000	$1,800
Non-interest Income	$10,511	$12,213	$9,431
Non-interest Expense	$36,759	$39,801	$33,422
Net Income	$18,406	$16,241	$10,924

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$1.55	$1.37	$0.93
Cash Dividends Declared Per Common Share	$0.51	$0.51	$0.45
Book Value Per Common Share	$48.26	$46.36	$44.08
Tangible Book Value Per Common Share (c)	$38.13	$36.77	$36.26
Basic Weighted Average Common Shares Outstanding	11,842	11,824	11,803

(a)Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder’s equity.
(b)Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75%.
(c)Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder’s equity.

Key Ratios	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Return on average assets	1.34%	1.18%	0.91%
Return on average common shareholder's equity	13.04%	11.68%	8.36%
Efficiency ratio	57.54%	62.98%	67.21%
Average equity to average assets	10.25%	10.09%	10.88%
Net interest margin (a)	4.11%	3.94%	3.53%
Net charge-offs to average loans and leases	0.19%	0.15%	0.19%
Credit loss reserve to loans and leases	1.22%	1.22%	1.25%
Credit loss reserve to nonperforming loans	460.57%	351.37%	165.12%
Nonperforming loans to loans and leases	0.26%	0.35%	0.76%
Tier 1 leverage	10.63%	10.38%	12.02%
Risk-based capital - Tier 1	12.70%	12.43%	14.69%

(a)	Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Accruing loans and leases past due 30-89 days	$17,007	$22,486	$17,937
Accruing loans and leases past due 90 days or more	$1,109	$1,821	$1,395
Nonaccrual loans and leases	$9,060	$11,479	$22,857
Other real estate owned	$560	$523	$167
Nonperforming loans and other real estate owned	$10,729	$13,823	$24,419
Total nonperforming assets	$13,631	$16,719	$27,307
Gross charge-offs	$3,241	$3,070	$3,192
Recoveries	$1,394	$1,633	$1,670
Net charge-offs/(recoveries)	$1,847	$1,437	$1,522

Non-GAAP Reconciliations	Three Months Ended March 31,
	2025	2024
($in thousands, except EPS)
Income before Income Taxes	$23,777	$13,129
Provision for credit losses	1,950	1,800
Provision for unfunded commitments	—	—
Pre-tax, Pre-provision Income	$25,727	$14,929

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except per share data)

	March 31,	December 31,
	2025	2024

	(unaudited)
ASSETS
Cash and due from banks	$86,211	$93,526
Federal funds sold	427	820
Securities available-for-sale	1,182,495	1,195,990
Loans:
Commercial	2,208,426	2,196,351
Residential	966,521	967,386
Consumer	673,751	668,058
	3,848,698	3,831,795
(Less) plus:
Net deferred loan costs	5,322	5,346
Allowance for credit losses	(46,835)	(46,732)
	3,807,185	3,790,409
Restricted stock	17,528	17,555
Accrued interest receivable	25,556	26,934
Premises and equipment, net	80,317	81,508
Bank-owned life insurance	129,410	128,766
Goodwill	100,026	100,026
Other intangible assets	20,045	21,545
Other real estate owned	560	523
Other assets	99,334	102,746
TOTAL ASSETS	$5,549,094	$5,560,348

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$856,063	$859,014
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	145,609	144,982
Other interest-bearing deposits	3,638,331	3,714,918
	4,640,003	4,718,914
Short-term borrowings	137,609	187,057
FHLB advances	124,898	28,120
Other liabilities	74,639	77,216
TOTAL LIABILITIES	4,977,149	5,011,307

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-16,190,157 in 2025 and 16,165,023 in 2024
Outstanding shares-11,850,645 in 2025 and 11,842,539 in 2024	2,019	2,018
Additional paid-in capital	146,159	145,927
Retained earnings	699,729	687,366
Accumulated other comprehensive income/(loss)	(121,182)	(132,285)
Less: Treasury shares at cost-4,339,512 in 2025 and 4,322,484 in 2024	(154,780)	(153,985)
TOTAL SHAREHOLDERS’ EQUITY	571,945	549,041
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,549,094	$5,560,348

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollar amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2025	2024

INTEREST INCOME:
Loans, including related fees	$63,612	$50,052
Securities:
Taxable	6,002	5,931
Tax-exempt	2,604	2,603
Other	814	817
TOTAL INTEREST INCOME	73,032	59,403
INTEREST EXPENSE:
Deposits	18,199	17,731
Short-term borrowings	1,693	976
Other borrowings	1,165	1,776
TOTAL INTEREST EXPENSE	21,057	20,483
NET INTEREST INCOME	51,975	38,920
Provision for credit losses	1,950	1,800
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	50,025	37,120
NON-INTEREST INCOME:
Trust and financial services	1,393	1,333
Service charges and fees on deposit accounts	7,585	6,708
Other service charges and fees	316	223
Interchange income	214	179
Loan servicing fees	165	269
Gain on sales of mortgage loans	225	176
Other	613	543
TOTAL NON-INTEREST INCOME	10,511	9,431
NON-INTEREST EXPENSE:
Salaries and employee benefits	19,248	17,330
Occupancy expense	2,676	2,359
Equipment expense	4,505	4,144
FDIC Expense	750	662
Other	9,580	8,927
TOTAL NON-INTEREST EXPENSE	36,759	33,422
INCOME BEFORE INCOME TAXES	23,777	13,129
Provision for income taxes	5,371	2,205
NET INCOME	18,406	10,924
OTHER COMPREHENSIVE INCOME (LOSS)
Change in unrealized gains/(losses) on securities, net of reclassifications and taxes	11,100	(11,096)
Change in funded status of post retirement benefits, net of taxes	3	73
COMPREHENSIVE INCOME (LOSS)	$29,509	$(99)
PER SHARE DATA
Basic and Diluted Earnings per Share	$1.55	$0.93
Weighted average number of shares outstanding (in thousands)	11,842	11,803